EXHIBIT 11


                 THE BARBERS, HAIRSTYLING FOR MEN & WOMEN, INC.


              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                                                               Year Ended
                                                            SEPTEMBER 26,     SEPTEMBER 28,      SEPTEMBER 29,
                                                                1996              1995               1994
   Primary and fully diluted earnings per share:
       Weighted average number of issued shares
       outstanding......................................      2,544,929          2,530,662         2,518,806

       Dilution.........................................        197,205            112,776            48,057

   Shares outstanding used to compute fully
       diluted earnings per share.......................      2,742,134          2,643,438         2,566,863
                                                           ============       ============       ===========

   Net Income...........................................   $  1,057,354       $    839,910       $   611,755
                                                           ============       ============       ===========

   Earnings per share -- primary and fully
       diluted..........................................   $       0.39       $       0.32       $      0.24
                                                           ============       ============       ===========